EXHIBIT 10.1

EXCLUSIVE SOFTWARE PROPERTY, TECHNICAL INFORMATION

AND TRADE MARK LICENSE AGREEMENT

This Software Property, Technical Information and Trade Mark License Agreement (the “Agreement”) is effective this 8th day of May, 2012 (the “Effective Date”) by and between ThinkCorp. AG (“Licensor”), having its principal office at Äulestrasse 5, 9490 Vaduz and Rarus Technologies Inc (“Licensee”), having its principal office address at 2850 W. Horizon Ridge, Parkway, Suite 200, Henderson Nevada 89052.

I.

BACKGROUND OF AGREEMENT

1.0

Licensor is the owner of certain Software Properties, Technical Information and Trade Marks.

1.01

Licensee wishes to acquire the right to use such Software Properties, Technical Information and Trade Marks on the terms and conditions set forth herein.

II.

DEFINITIONS

As used herein, the following terms will have the meanings ascribed to them below:

2.00

Software Property” or “Software Properties” means the following Software Properties and Software Property applications is an internet technology business concept called “Zngle”. Zngle is a social media platform that allows members to and post to specific zones: family, friends, acquaintances, colleague, custom, dating, and community. It allows members to communicate with traditional sms chat along with video mail, voice chat and video messaging, it also has a mobile app that utilizes the api system for zngle.com with enhances geo location feature coupled with augmented reality to create a interactive experience with local businesses.

2.01

Technical Information” means any and all unpublished research and development information, the formulation of proprietary products, method, software inventions, know-how, trade secrets, and technical data in the possession of Licensor at the Effective Date of this Agreement, or generated or developed at any time prior to the termination or expiration of this Agreement pursuant hereto, that are needed or helpful to produce Licensed Products and that Licensor has the right to provide to Licensee.

2.02

Licensed Territory” means Worldwide Exclusive.

2.03

Licensed Products” mean certain software, source code, Technical Information, Trade Marks were developed and domain names owned by ThinkCorp. AG including, but not limited to, zngle.net, zngle.com and zngle.ca (as may be amended by mutual agreement of Licensor and Licensee from time to time).

2.04

“Trade Marks” means “Zngle” and all of its likenesses.

2.05

“Concept” is the commercializing of the Software Property for the purposes of putting the Zngle into the public market in an effort to gain financially.

III.

EXCLUSIVE SOFTWARE PROPERTY LICENSE

3.00

Licensor agrees to grant to Licensee, to the extent of the Licensed Territory, an exclusive license under the Software Properties, Technical Information and Trade Marks to make, use, sell and offer for sale Licensed Products for the term of Five Hundred (500) years beginning from the Effective Date.

IV.

TECHNICAL INFORMATION LICENSE AND RELATED OBLIGATIONS

4.00

Licensor hereby grants to Licensee during the Term and to the extent of the Licensed Territory, an exclusive license to use the Technical Information to make Licensed Products to run concurrently with the rights granted to Licensee in Article III.  All Technical Information created, developed or generated pursuant to this Agreement, whether during the Interim License Period, during the Term or otherwise will be and remain the sole and exclusive property of Licensor and Licensee will have no ownership interest therein whatsoever.

4.01

Licensor represents that the material lists, drawings, specifications, instructions, and other elements of Technical Information to be supplied by it under this Agreement have been used by it or tested in the manufacture of materials for use in the manufacture of Licensed Products, but does not otherwise warrant the accuracy of this information; nor does Licensor warrant that Licensed Products produced in accordance with such information will be free from claims of infringement of the Software Properties or copyrights of any third party. Licensor shall not, except as provided in this Article IV, be under any liability arising out of the supplying of information under, in connection with, or as a result of this contract, whether on warranty, contract, negligence, or otherwise.

V.

FEES AND ROYALTIES

5.0

Licensee agrees to pay Licensor according to the following schedule:

a)

No up front royalty payment is required.

b)

A five percent (5%) royalty on all “Net Sales” derived from the use of the Software Properties, Technical Information and Trade Marks within the “Territory.”  Net Sales is defined as, the gross revenue received by Licensee, including but not limited to, its affiliates, related companies, subsidiaries, joint ventures and partners, less shipping costs, tax, standard discounts, returns, and standard allowances. Said royalty shall be paid quarterly on the fifteenth (15th) day of the month for the preceding three (3) month’s sales.

c)

Licensee agrees to pay the following sums of money in accordance with the following schedule:

1.

Two Million US Dollars within 12 months of the date of this agreement (8th of May, 2013).

2.

Three Million US Dollars within 24 months of the date of this agreement (8th of May, 2014).

3.

Five Million US Dollars within 36 months of the date of this agreement (8th of May, 2015).

4.

Five Million US Dollars within 48 months of the date of this agreement (8th of May, 2016).

5.

Seven Million US Dollars within 60 months of the date of this agreement (8th of May, 2017).

The total amount due during the entire 60 month period is Twenty Two Million US Dollars ($22,000,000).

5.01

Licensor will have the right, at its own expense, to audit all of Licensee’s business records concerning or relating in any way to Licensor’s rights to receive the Royalty, or the calculation thereof, upon Fifteen (15) days prior written notice to be provided to Licensee.  Licensor will have the right to receive photocopies of Licensee’s business records concerning any Royalty due under this Agreement, upon Fifteen (15) days prior written notice provided to Licensee.  Any discrepancies revealed by any such audit will be resolved with all underpayments to be made in full to Licensor within Fifteen (15) days of the audit completion date. Failure to abide by the terms of this provision may result in the automatic termination of this Agreement.  In the case of an underpayment of more than 10% of amounts owed hereunder, Licensee will also be liable for the cost of the audit, to include reasonable costs associated with reviewing the audited materials. Licensor reserves the right to engage a third party who specializes in such audits in order to conduct any audit pursuant to this Section 5.04. The obligations and processes set forth in this Section 5.04 will survive the termination of this Agreement

VI.

MANUFACTURING THE SCRUBBERS

6.00

The Licensee shall conduct its business in a professional manner making prudent business decisions with the information in its possession at the time of decision making.  However, it is hereby agreed that Licensee shall have complete control of the decision making and although Licensee may from time to ask for the advice of Licensor, Licensor shall have no authority to make the decision.

6.01

Licensee shall pay when due any tax (and any related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement,  including any tax which Licensee is required to withhold or deduct from payments to Licensor, except (i) any such tax constituting an income tax imposed upon Licensor by any governmental entity within the United States proper (the Fifty (50) states and the District of Columbia), and (ii), if the aforesaid office of Licensee is located in a jurisdiction outside of the United States proper, any such tax imposed on Licensor or any of its subsidiaries if such tax is allowable as a credit against U.S. income taxes of any of such companies.  In the case of (ii), Licensee shall furnish Licensor with any evidence required by United States taxing authorities to establish that any such tax has been paid.

VII.

SUBLICENSING

7.00

Licensee will have the right to sublicense, inducing the right to sublicense in a defined field and use to the extent not inconsistent with this Agreement.  The terms of any sublicense agreement will be subject and subordinate to all of the terms and conditions of this Agreement, including termination, but excepting those terms and conditions relating to duration, payment of a sublicense fee and any other terms of this Agreement which, by their context, solely relate to the relationship between Licensor and Licensee. Licensee agrees to provide Licensor with copies of all executed sublicense agreements it enters into within Five (5) business days of execution.

VIII.

PAYMENTS

8.00

Payments provided for in this Agreement, when overdue, will bear interest at a rate equal to One and One Half percent (1.5%) per month, for the time period until payment is received by Licensor.

8.01

If this Agreement is for any reason terminated before all of the payments herein provided for have been made, Licensee shall immediately submit a terminal report and pay to Licensor any remaining unpaid balance even though the due date as above provided has not been reached.

IX.

REPRESENTATIONS AND DISCLAIMER OF WARRANTIES

9.00

Nothing in this agreement will be deemed to be a representation or warranty by licensor of the accuracy, safety, or usefulness for any purpose of any technical information, techniques, or practices at any time made available by Licensor. Licensor will have no liability whatsoever to licensee or any other person for or on account of any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed on licensee or any other person, arising out of or in connection with or resulting from (a) the production, use, or sale of any apparatus or product, or the practice of the Software Properties; (b) the use of any technical information, techniques, or practices disclosed by licensor; or (c) any advertising or other promotional activities with respect to any of the foregoing, and licensee agrees to hold licensor, or its officers, employees, or agents, harmless in the event licensor, or its officers, employees, or agents, is held liable.

9.01

Neither the execution of this Agreement nor anything in it or in the Technical Information will be construed as: (i) an obligation upon Licensor or its subsidiaries to furnish any person, including Licensee, any assistance of any kind whatsoever, or any information other than the Technical Information, or to revise, supplement or elaborate upon the Technical Information; or (ii) providing or implying any arrangement or understanding that Licensor or its subsidiaries will make any purchase, lease, examination or test or give any approval, except as set forth in Section 4.05.

X.

TERMINATION

10.00

Licensee may terminate this Agreement at any time upon Sixty (60) days’ written notice in advance to Licensor.  Licensee will remain obligated to pay all Royalties due through the termination date.

10.01

Except as provided in Section 3.00, if either party shall be in default of any obligation hereunder, or shall be adjudged bankrupt, or become insolvent, or make an assignment for the benefit of creditors, or be placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this Agreement if the breach (if capable of cure), is not cured within Thirty (30) days of the breaching party’s receipt by certified U.S. Mail return receipt requested, or overnight courier delivery from the other party, of a written notice specifying the nature of the breach and the required cure.  If within Thirty (30) days after the receipt of such notice, the party who received the notice remedies the condition forming the basis for termination, such notice will cease to be operative, and this Agreement will continue in full force and effect

10.02

Upon termination of this Agreement, Licensee agrees to promptly transfer to Licensor all written copies of all Technical Information in its possession and delete all the Technical Information from all computer data bases.

XI.

LITIGATION

11.00

Licensee agrees to promptly notify Licensor of any suspected infringement of the Software Properties, or unauthorized use of the Technical Information in the Licensed Territory. The sole right to institute a suit for infringement, or for unauthorized use of the Technical Information, rests with Licensor. Licensor may, upon Licensee’s request and in its sole and absolute discretion, agree or decline to assign its right to sue to Licensee.

11.01

If Licensor declines to bring suit, Licensee, in its sole and absolute discretion, may bring suit in its own name or, if required by law, jointly with Licensor for infringement or misappropriation of the licensed Software Property(s) and/or Technical Information, to: (1) enjoin infringement and to collect for its own use, damages, profits and awards of whatever nature recoverable for such infringement pursuant to Section 5.00 less all costs associated with bringing such action, including but not limited to attorney’s fees; or (2) to settle any claim or suit for infringement or misappropriation of the licensed Software Property(s) and/or Technical Information, including, but not limited to, granting the infringing party a sublicense under the provisions contained herein and with the express written consent of Licensor.

11.02

In any litigation described in this Article XI, Licensee and Licensor agree to cooperate with each other in all respects, to make their respective employees available to testify if and when requested by the other, and to make available any records, papers, information, specimens, and the like that are necessary or appropriate to further the ends of such litigation.

11.03

During the Term of this Agreement, Licensee agrees to promptly bring to Licensor’s attention any prior art or other information known to Licensee that is relevant to the Software Propertyability or validity of any of the Software Properties and that might cause a court to deem any of the Software Properties wholly or partly inoperative or invalid. Licensee will particularly specify such prior art or other information to Licensor at the time it learns thereof and not less than Ninety (90) days prior to bringing any action against Licensor asserting the invalidity of any of the Software Properties.

XII.

SOFTWARE PROPERTIES

12.00

Licensor will have the sole right to file, prosecute, and maintain all of the Software Properties covering the inventions that are the property of Licensor and will have the right to determine whether or not, and where, to file a Software Property application, to abandon the prosecution of any Software Property or Software Property application, or to discontinue the maintenance of any Software Property or Software Property application.

12.01

Improvement inventions made by Licensee during the Interim License Period or the Term and relating in any way to the Software Properties will be the sole and exclusive property of Licensee.

XIII.

RECORDS

13.00

Licensee must keep accurate records of all operations affecting payments hereunder, and will permit Licensor or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the Term of this Agreement and for a reasonable period of not less than Three (3) years thereafter.

XIV.

NONASSIGNABILITY

14.00   This Agreement imposes personal obligations on Licensee and Licensor.  Neither Licensee or Licensor may not assign any rights under this Agreement not specifically transferable by its terms without the written consent of Licensor, which consent Licensor agrees not to unreasonably withhold or condition.

XV.

SEVERABILITY

15.00

The parties agree that if any part, term, or provision of this Agreement is found to be illegal or in conflict with any valid controlling law, the validity of the remaining provisions will not be affected thereby.

15.01

In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, Licensor, by written notice to Licensee, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

XVI.

PUBLICITY

16.00

In publicizing anything made, used, or sold under this Agreement, Licensee may use the name of Licensor and/or their goodwill to promote and establish a market in the Licensed Territory.

XVII.

WAIVER, INTEGRATION, ALTERATION

17.00

The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and will not constitute a waiver of any other breach.

17.01

This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning the Software Properties and Technical Information.

17.02

A provision of this Agreement may be altered only by a writing signed by both parties, except as provided in Section 15.01, above.

XVIII.

MARKING

18.00

Licensee must place in a conspicuous location, on any product made or sold under any Software Property, a Software Property notice in accordance with 35 U.S.C. §287. Licensee agrees to mark any products made using a process covered by any Software Property with the number of each such Software Property and, with respect to the Software Properties, to respond to any request for disclosure under 35 U.S.C. §287(b)(4)(B) by only notifying Licensor of the request for disclosure.

XIX.

EXPORTATION OF TECHNICAL INFORMATION

19.00

Licensee agrees to comply with the laws and rules of the U.S. government regarding prohibition of exportation of the Technical Information furnished to Licensee either directly or indirectly by Licensor.

XX.

INDEMNIFICATION

20.00

Licensee will have the absolute obligation to defend, indemnify and hold Licensor harmless from and against any and all actions, claims, suits, losses, liabilities, damages, costs and expenses, including but not limited to, attorney's fees and court costs, as well as interest thereon at the maximum rate allowed by law and from and against any damages suffered which may be sought, initiated, alleged or made against Licensor due to any breach of representations, warranties or obligations and recitals by Licensee pursuant to this Agreement.

20.01

Licensor will have the absolute obligation to defend, indemnify and hold Licensee harmless from and against any and all actions, claims, suits, losses, liabilities, damages, costs and expenses, including but not limited to, attorney's fees and court costs, as well as interest thereon at the maximum rate allowed by law and from and against any damages suffered which may be sought, initiated, alleged or made against Licensee due to any breach of representations, warranties or obligations and recitals by Licensor pursuant to this Agreement

XXI.

GOVERNING LAW AND CONSTRUCTION

21.00

This Agreement will be construed in accordance with the substantive laws of the State of Nevada, including Nevada’s statutes of limitations and without regard to Nevada’s conflict of laws provisions, and the laws of the United States of America.  By signing this Agreement, each party hereby agrees and submits to the exclusive jurisdiction of the Nevada’s courts for the resolution of any dispute arising out or relating to this Agreement.

21.01

Section headings are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement.  There will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.  All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular, or plural as the context may require.

XXII.

NOTICES UNDER THE AGREEMENT

22.0

All written communications and notices between the parties sent pursuant to this Agreement must be sent to the addresses set forth below, or to any other addresses of which either party shall notify the other party in writing.

Licensor:

Licensee:

ThinkCorp. AG

Rarus Technologies Inc

Äulestrasse 5

2850 W. Horizon Ridge

9490 Vaduz

Parkway, Suite 200

Liechtenstein

Henderson, Nevada 89052

XXIII.

MISCELLANEOUS GENERAL PROVISIONS

23.00

Each party shall execute any instruments reasonably believed by the other party to be necessary to implement the provisions of this Agreement.

23.01

Each party acknowledges and agrees that it has given mature and careful thought to this Agreement and that it has been given the opportunity to independently review this Agreement and consult with its own independent legal counsel.

23.02

All times stated in this Agreement are of the essence.

23.03

The parties agree to each bear their own costs, expenses and attorneys’ fees incurred in drafting and negotiating this Agreement.

23.04

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed by their duly authorized officers on the respective dates set forth below.

LICENSOR

LICENSEE

ThinkCorp. AG

Rarus Technologies Inc

Liechtenstein Corporation

A Nevada Corporation

By: /s/ Christoph Langenauer

By: /s/ Manfred Ruf

Its: Director

Its: Director

Dated: 21.03.2012

Dated: 08.05.12